Exhibit 10.7.4

SUMMARY DESCRIPTION OF CBL & ASSOCIATES PROPERTIES, INC
DIRECTOR COMPENSATION ARRANGEMENTS

In February 2011, upon the recommendation of the Company's Compensation Committee, the Board of Directors voted to make the following adjustments to the schedule of fees that had been in effect since January 1, 2008 governing the cash portion of the Company's compensation arrangements for each Director not employed by the Company (a “Non-Employee Director”):

Description	Amount of Fee Prior to January 1, 2011	New Fees Effective January 1, 2011
Annual Fee for each Non-Employee Director	$30,000	$30,000
Meeting Fee for each Board, Compensation Committee, Nominating/Corporate Governance Committee or Audit Committee Meeting Attended*	$1,750	$2,000
Monthly Fee for each Non-Employee Director Who Serves as a Member of the Executive Committee (in lieu of Executive Committee Meeting Fees)	$875	$1,000
Monthly Fee for the Audit Committee Chairman*	$2,250	$2,750
Fee for each Telephonic Board or Committee Meeting	$875	$1,000

*The Non-Employee Director who serves as Chairman of the Audit Committee receives a monthly fee in lieu of meeting fees for his participation on the Audit Committees.

Each Non-Employee director also receives reimbursement of expenses incurred in attending meetings.

Prior to the amendment of the Company's Second Amended and Restated Stock Incentive Plan in May 2011, it provided that, for each fiscal year of the Company, Non-Employee Directors also receive either an annual grant of options to purchase 1,000 shares of Common Stock having an exercise price equal to 100% of the fair market value of the shares of Common Stock on December 31 of such fiscal year or up to 1,000 shares of restricted Common Stock of the Company. The restrictions on shares of Common Stock received by the Non-Employee Directors set forth in the Second Amended and Restated Stock Incentive Plan provided that such shares may not be transferred during the Non-Employee Director's term and for one year thereafter. Each holder of a Non-Employee Director option granted pursuant to the above-stated arrangement has the same rights as other holders of options in the event of a change in control. Options granted to the Non-Employee Directors (i) shall have a term of 10 years from date of grant, (ii) are 100% vested upon grant, (iii) are non-forfeitable prior to the expiration of the term except upon the Non-Employee Director's conviction for any criminal activity involving the Company or, if non-exercised, within one year following the date the Non-Employee Director ceases to be a director of the Company, and (iv) are non-transferable.

Upon adoption of the First Amendment to the Company's Second Amended and Restated Stock Incentive Plan in May 2011, the provisions described above were amended such that (i) for each fiscal year of the Company, Non-Employee Directors will now receive either an annual grant of options to purchase 1,000 shares of Common Stock having an exercise price equal to 100% of the fair market value of the shares of Common Stock on December 31 of such fiscal year or up to 2,500 shares of restricted Common Stock of the Company and (ii) the restrictions on shares of Common Stock received by the Non-Employee Directors set forth in the Second Amended and Restated Stock Incentive Plan now provide that such shares may not be transferred during the Non-Employee

Director's term and, upon a Non-Employee Director ceasing to be a member of the Board, all transfer restrictions concerning such Non-Employee Director Shares shall immediately be removed, and such shares shall thereupon be freely transferrable by the Non-Employee Director or by his or her estate or legal representative, as applicable.

In addition, any person who becomes a Non-Employee Director will receive an initial grant of 1,000 shares of restricted Common Stock upon joining the Board of Directors.